Exhibit 10.1

FOURTH AMENDMENT TO MASTER LEASE

This AMENDMENT TO MASTER LEASE (the “Amendment”) is entered into as of March 7, 2019 (the “Effective Date”), by and between MGP Lessor, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Landlord”), and MGM Lessee, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Master Lease (as hereinafter defined).

RECITALS

A. Landlord and Tenant have entered into that certain Master Lease dated as of April 25, 2016 (the “Master Lease”), as amended by that certain First Amendment to Master Lease dated as of August 1, 2016, as further amended by that certain Second Amendment to Master Lease dated as of October 5, 2017, and as further amended by that certain Third Amendment to Master Lease dated January 29, 2019.

B. Tenant has requested that Landlord pay certain amounts in connection with certain Tenant Capital Improvements set forth on Schedule I attached hereto (collectively, the “Park MGM Tenant Capital Improvements”) on such arms-length terms and conditions as agreed to by Landlord and Tenant.

C. Landlord and Tenant desire to amend the Rent payable by Tenant under the Master Lease to account for Landlord paying such amounts in connection with the Park MGM Tenant Capital Improvements.

D. Landlord and Tenant have entered into a Master Transaction Agreement dated December 20, 2018 (the “MTA”), as amended by that certain First Amendment to Master Transaction Agreement dated March 7, 2019, pursuant to which Tenant has received certain consideration for entering into this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Tenant Capital Improvements

1.1 Funding of Tenant Capital Improvements. Tenant has completed the Park MGM Tenant Capital Improvements prior to the execution of this Amendment.

1.2 Benefits of Ownership. Notwithstanding anything to the contrary set forth in the Master Lease, including, without limitation Section 11.1(b), at all times from and after the Effective Date, for all federal, state and local income tax purposes, the Park MGM Tenant Capital Improvements shall deemed to be the property of the Landlord and Landlord shall be entitled to all benefits of ownership of the Park MGM Tenant Capital Improvements, including depreciation.

1.3 Deconsolidation Growth Capital Improvements. For the avoidance of doubt, Landlord and Tenant acknowledge and agree that the Park MGM Capital Tenant Improvements shall be deemed for all purposes (i) to be Capital Improvements, and (ii) to not be Deconsolidation Growth Capital Improvements or Deconsolidation Maintenance Capital Improvements.

1.4 Award Distribution. Notwithstanding anything to the contrary set forth in the Master Lease, including, without limitation Section 15.2, the portion of any Award allocated to the Park MGM Tenant Capital Improvements shall belong to and be paid to Landlord.

ARTICLE II

Amendment

2.1 Base Rent. From and after the date of payment of the Park MGM Consideration (as defined in the MTA), the amount of Base Rent payable pursuant to the Master Lease shall be increased by an amount equal to Forty Five Million Dollars ($45,000,000). Such increase in Base Rent shall be prorated for any partial calendar month on a daily basis and Base Rent for the month in which this Amendment is signed will be payable on the Effective Date.

2.2 Percentage Rent. From and after the date of payment of the Park MGM Consideration, the amount of Percentage Rent payable pursuant to the Master Lease shall be increased by an amount equal to Five Million Dollars ($5,000,000) (the “Percentage Rent Adjustment Amount”). The Percentage Rent Adjustment Amount payable during any Lease Year or portion thereof consisting of more or less than twelve (12) calendar months shall be prorated on a monthly basis such that the Percentage Rent Adjustment Amount that in included within the Percentage Rent for each calendar month is equal to the Percentage Rent Adjustment Amount divided by twelve (12). In the event the month in which the Percentage Rent Adjustment Amount takes effect is a partial month, Tenant shall pay (i) Percentage Rent (calculated without application of the Percentage Rent Adjustment Amount) for such month in accordance with Section 3.1 of the Master Lease and (ii) a portion of the Percentage Rent Adjustment Amount which shall be prorated on a daily basis such that the Percentage Rent Adjustment Amount for such calendar month is equal to the monthly Percentage Rent Adjustment Amount divided by the actual number of days in such month and multiplied by the number of days for which the adjustment is applicable.

2.3 Park MGM. From and after the Effective date, all references in the Master Lease to “Monte Carlo Hotel and Casino” is hereby replaced with “Park MGM”.

ARTICLE III

Reaffirmation of Guaranty

3.1 Reaffirmation of Guaranty. By executing this Amendment, Guarantor acknowledges and agrees that Tenant’s obligations under the Master Lease have been modified by this Amendment and therefore Guarantor’s Obligations (as defined in the Guaranty) have been modified by this Amendment. Guarantor hereby reaffirms the Guaranty and Guarantor’s Obligations thereunder, as modified by this Amendment.

ARTICLE IV

Miscellaneous

4.1 No Further Amendment. The Master Lease shall remain in full force and effect, unmodified, except as expressly set forth in Articles I and II above.

4.2 Governing Law. Subject to Section 41.5 of the Master Lease, this Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to conflicts of laws principals.

4.3 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, this Amendment to Master Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD:

MGP Lessor, LLC

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

TENANT:

MGM Lessee, LLC

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Assistant Secretary

Guarantor executes this Amendment solely for purposes of the acknowledgement and reaffirmation of Guaranty contained in Article 3 hereof.

GUARANTOR:

MGM Resorts International

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Chief Corporate Counsel and Assistant Secretary

SCHEDULE 1

TENANT CAPITAL IMPROVEMENTS

All Tenant Capital Improvements made to the Park MGM Property from the date of the Master Lease through the Effective Date, including, without limitation, the following:

1.	Room Renovations;

2.	Addition of Park Theatre;

3.	F&B Build Out; and

4.	Addition of NoMad Hotel.

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